Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 27, 2009, with respect to the consolidated financial statements and internal control over financial reporting of Watsco, Inc. and subsidiaries which are incorporated by reference in the Annual Report of Watsco, Inc. on Form 10-K for the year ended December 31, 2008 and accompanying the schedule which is included in the Annual Report of Watsco, Inc. on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in the following Registration Statements of Watsco, Inc. on Forms S-3 (No. 33-7758 and No. 33-37982) and on Forms S-8 (No. 333-149467, No. 333-126824, No. 333-86006, No. 333-39380, No. 333-82011, No. 333-80341, No. 333-10363, No. 33-51934 and No. 33-72798).

/s/ GRANT THORNTON LLP

Miami, Florida

February 27, 2009